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                                                                    Exhibit 99.1
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                         PHP HEALTHCARE AGREES TO SELL
         VIRGINIA CHARTERED HEALTH PLAN TO MEDICAL COLLEGE OF VIRGINIA

     RESTON, Va., Oct. 7 -- PHP Healthcare Corporation (NYSE: PPH) announced today the sale of its 70% interest in Virginia Chartered Health Plan, Inc. (VACHP) to UHS Managed Care, Inc. (UHS), an affiliate of Medical College of Virginia Hospitals Authority at Virginia Commonwealth University, and current owner of 30% of VACHP. The sale is subject to approval by the Virginia Bureau of Insurance, which is anticipated within the next 60 days.

     Total consideration to be received by PHP will be $7.2 million, including the repayment of a $2.0 million statutory surplus note. The consideration will consist of $6.1 million in cash at closing and $1.1 million in a promissory note due December 31, 1999. Proceeds from the sale will be used by PHP to repay outstanding indebtedness under its senior credit facility.

     "VACHP was formed in 1995 and a 30% interest was sold to UHS in 1996. Our goal was to grow VACHP into one of the largest Medicaid HMO's in the central Virginia area," said Jack Mazur, PHP President and Chief Executive Officer. "With approximately 15,000 Medicaid members, VACHP is well on its way to reaching this goal and UHS now would like to take on additional operational responsibilities. PHP's core markets are New Jersey and the District of Columbia, so the sale of our 70% interest makes sense for us. Under the sale agreement, we have retained the right to expand our DC Chartered Health Plan into Northern Virginia, and we will be considering this in this near future."

     A medical management company, PHP Healthcare Corporation manages medical risk through the acceptance of global capitation arrangements with HMO's and other healthcare payors. The Company also offers a full range of management services to the physician groups and hospitals that participate in provider-based networks developed by PHP. Because health care is a local service, PHP's managed healthcare delivery systems are tailored to the needs of individual communities and patient populations. PHP has more than 7,500 physicians employed or under contract and responsibility for more than 300,000 covered lives.

     Except for historical information, the statements preceding are forward-looking statements that involve risks and uncertainties. Investors are cautioned that such statements are only predictions and the actual events or results may differ materially. These forward-looking statements speak only as of this date. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements made today to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events.


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